EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Movie Star, Inc. Announces Peter Cole as Lead Director to Facilitate Closing of
Frederick’s of Hollywood Merger and to Become Executive Chairman of Combined
Company Following Merger

New York, New York (April 10, 2007)—Movie Star, Inc. (AMEX: MSI ) (‘‘Company’’) today announced that Peter Cole, currently one of the Company’s directors, has agreed to act as the lead member of the Company’s board of directors to facilitate the timely and successful completion of the Frederick’s of Hollywood merger. Mr. Cole also has agreed to serve as the Executive Chairman of the combined company, subject to approval by the Movie Star shareholders of the transactions contemplated by the merger agreement and the closing of the merger in accordance with its terms, which is expected to occur in the third calendar quarter of 2007. As Executive Chairman, Mr. Cole will be primarily responsible for post-merger operations integration and strategic planning initiatives.

As a result of Mr. Cole accepting this new role, he no longer qualifies as an ‘‘independent’’ director under American Stock Exchange rules. The American Stock Exchange requires, among other things, that the board of each listed company be comprised of a majority of independent directors and that its committees be comprised solely of independent directors. In order for the Company to remain in compliance with American Stock Exchange rules, effective immediately, Saul Pomerantz, the Company’s Chief Operating Officer, and Thomas Rende, the Company’s Chief Financial Officer, have resigned from the board and Mr. Cole has resigned from the nominating and compensation committees. Both Mr. Pomerantz and Mr. Rende will continue to serve in their current positions as officers of the Company through the closing of the merger. It is anticipated that Mr. Rende will become Chief Financial Officer of the combined company and that he will return to the board of directors in connection with the closing of the merger. Mr. Pomerantz will serve as the Chief Operating Officer of the Movie Star division following the closing of the merger.

MOVIE STAR, INC. designs, manufactures (through independent contractors), imports, markets and distributes women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States. Current collections include the Cinema Etoile premium line of intimate apparel and the Movie Star line of apparel sold as private label programs.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; failure to realize the merger’s anticipated synergies; approval of the transactions by Movie Star’s shareholders and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the other risks that are described from time to time in Movie Star’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
Movie Star, Inc.	-or-	SM Berger & Company, Inc.
Thomas Rende, CFO		Stanley Berger
(212) 798-4700		(216) 464-6400